Exhibit 24

POWER OF ATTORNEY

FORM 10-K

KNOW ALL MEN BY THESE PRESENTS, that we, the undersigned Directors of Roanoke Electric Steel Corporation, a Virginia corporation, hereby constitute and appoint T. Joe Crawford, Mark G. Meikle, and William M. Watson, Jr., or any of them, with full power to each of them to act alone, my true and lawful attorneys-in-fact and agents, for me on my behalf and in my name, place and stead, to execute and file the Annual Report on Form 10-K for Roanoke Electric Steel Corporation. for its fiscal year ended October 31, 2004, and any amendment which such attorney- or attorneys-in-fact may deem appropriate or necessary.

Dated: December 21, 2004

/s/ George B. Cartledge, Jr.	/s/ Thomas L. Robertson

/s/ T. Joe Crawford	/s/ Donald G. Smith

/s/ Timothy R. Duke	/s/ Charles W. Steger

/s/ George W. Logan	/s/ Joseph H. Vipperman

/s/ Charles I. Lunsford, II